Exhibit (d)(1)(b)
Hirtle Callaghan Trust
Amendment No. 1 to the Investment Advisory Agreement
Amendment No. 1 made as of March 11, 2008 to the Investment Advisory Agreement (“Agreement”) between Hirtle Callaghan Trust (the “Trust”) and Hirtle Callaghan & Co., Inc. (“Hirtle Callaghan”) dated December 27, 2006. All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.
WHEREAS, Hirtle Callaghan has requested the Trust to amend the Agreement in the manner provided for herein; and
WHEREAS, the Trust is willing to amend the Agreement in the manner provided for herein;
NOW, THEREFORE, it is hereby agreed that paragraph 1 will be replaced in its entirety by the following:
1. Appointment. The Trust hereby appoints Adviser to serve as investment adviser for those Portfolios of the Trust set forth in Appendix A to this Agreement and the Trust, on behalf of the Portfolios, and Hirtle Callaghan accept such appointment for the period and on the terms set forth in this Agreement.
FURTHER, Appendix A hereto is hereby appended to the Agreement.
This Amendment may be executed in any number of counterparts by the parties hereto (including facsimile transmission), each of which counterparts when so executed shall constitute an original, but the counterparts when together shall constitute the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.
HIRTLE CALLAGHAN TRUST

By:
Title:

HIRTLE CALLAGHAN & CO, INC.

By:
Title:

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Appendix A
This Agreement applies to the following Portfolios of the Hirtle Callaghan Trust:
1.	The Value Equity Portfolio

2.	The Growth Equity Portfolio

3.	The Small Capitalization Equity Portfolio

4.	The International Equity Portfolio

5.	The Short-Term Municipal Bond Portfolio

6.	The Intermediate-Term Municipal Bond Portfolio

7.	The Fixed Income Portfolio

8.	The Fixed Income Opportunity Portfolio

9.	The Fixed Income II Portfolio

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